Exhibit 10.1
Georgia-Carolina Bancshares, Inc. (the “Company”) does not have a written employment agreement with Bradley J. Gregory, Senior Vice President and Chief Financial Officer of the Company. Mr. Gregory receives an annual salary of $120,000 per year with an annual incentive plan enabling him to earn an additional $20,000. Mr. Gregory will be eligible for annual stock option grants as determined by the Board of Directors of the Company, and received an initial option grant to purchase 3,000 shares. In addition, Mr. Gregory is entitled to the following fringe benefits: medical, dental, life and disability insurance, and he may participate in the Company’s 401(k) plan after one year of service.